Exhibit 99.1

LIBERTY STAR GOLD CORP.

2766 N. Country Club Road Tucson, Arizona 85716-2204	TEL: (520) 731-8786 FAX: (520) 844-1118
January 24, 2005 NR 11	OTC BB: LBTS

FOR IMMEDIATE DISSEMINATION

DISTAL GOLD ANOMALY AT WHITE SOX TARGET APPEARS TO DEFINE COVERED PORPHYRY SYSTEM

Tucson, Arizona – January 24, 2005 – Liberty Star Gold Corp. (the “Company”), (symbol: LBTS.OB) has completed preliminary analysis and interpretation of geochemical gold in vegetation sampling taken to date in the Big Chunk caldera. There is a signature gold anomaly including a central high surrounded by a concentric or near concentric distal (distant) high gold pattern at White Sox on our property. This pattern is consistent with control studies over known porphyry ore bodies. Because of this similarity to known porphyry ore bodies, we believe this geochemical pattern is strongly indicative of a porphyry mineral system present under thin cover material (glacial till) at White Sox.

Liberty Star Gold Corp founder and President Jim Briscoe was able to recognize the presence of the Big Chunk Caldera because of its similarity to other caldera alteration and mineral zones he experienced in the past. Exploration by Briscoe’s team in another Caldera, unrelated to this project, in the early 1990‘s made use of biogeochemical sampling – that is sampling of growing twigs of native plants growing over the caldera area. All plants take up metals, sometimes from great depth, in their root system allowing geologists to “see” evidence of covered mineral systems by systematic plant sampling. This method was first suggested by pioneering geochemist Herbert E. Hawkes in the early 1960s and was successfully tested in southeastern Arizona just south of Tucson. The method has proven successful in detecting gold anomalies over gold ore bodies in Nevada as well. Briscoe and Geochemist S. Clark Smith felt it would be useful in exploration at the caldera and they designed and ran a control test over a drilled but not-yet-mined ore body. Briscoe planned the control samples to go a mile beyond any visible effects of the ore body to see if geochemistry could detect proximity to it. Results showed there was distinct geochemically detectable gold as a halo a mile beyond any other indications of the ore body. It was quite clear that by just looking at the pattern of very low grade but geochemically detectable gold mineralization this porphyry ore body could have been detected through cover and targeted for drilling.

When the Big Chunk Caldera Project was identified and acquired, one of the first Technical Advisory Board members and contractors was Geochemist S. Clark Smith. The very first thing that was done at the beginning of the first field season last year was an agreement with a neighboring landowner that Liberty Star Gold would take control (or orientation) geochemical samples over the neighbor’s portion of Big Chunk caldera, to determine its’ geochemical signature– somewhat like a finger print or DNA of the mineralization. Liberty Star would provide the neighbor with our results on completion. This control test was done first. Then the remainder of the geochemical survey “net” over the Big Chunk project was done with samples spaced closely enough to reduce the risk that a porphyry mineral system could slip through. The results are now in. While much additional interpretation needs to be completed, the results so far are very meaningful and exciting.

Color contouring of the gold-in-plant data around the White Sox target shows a concentric gold halo. We interpret this to mean there may be a porphyry system within the gold halo under thin cover at White Sox. Now we now have a specific target to start drilling this spring at White Sox.

There are other similar gold halo anomalies to the west and southwest of White Sox around the Caldera ring that may also represent shallowly covered porphyry centers. These will be the objects of further IP geophysics, geochemical sampling and scout drilling.

We believe this gold geochemistry defining gold halos to be a critical clue in the exploration for ore bodies within the Big Chunk caldera and on the Big Chunk property.

ON BEHALF OF THE BOARD OF DIRECTORS

“James A. Briscoe”

James A. Briscoe,
President/Director

The Company currently holds 981 mineral claims, spanning 237 square miles centered 25 miles northwest of the village of Iliamna on the north shore of Lake Iliamna. The Big Chunk claims adjoin Northern Dynasty’s Pebble Project on the North border, forming a large donut shape and adjoining their border to the Southeast. These two properties cover the entirety of the Big Chunk caldera, the volcanic- intrusive feature thought to be the source of mineralization in the area.

Forward Looking Statements

This Press Release may contain, in addition, to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management’s expectations and beliefs, and involve risks and uncertainties including that geochemical pattern is strongly indicative of a porphyry mineral system, that biogeochemical sampling can provide meaningful information on the geology of a property, and that similarities to other sites can provide meaningful analysis on what is on out site. . These statements involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results stated or implied in this news release. Key factors that could cause actual results to differ materially from those described in forward-looking statements are:

(i)	the inability of the Company to obtain additional financing to fund its planned geological exploration program;

(ii)	the inability of the Company’s planned exploration program to identify commercially exploitable mineralization on the Alaska mineral claims;

(iii)	the cost of completion of the Company’s planned exploration program

(iv)	samplings too small or misleading or may show similar analysis but different results from other properties; and

(v)	.the science of biogeochemical sampling is not conclusive or completely reliable and may lead our geologists to conclusions that are not founded;.

Readers are cautioned not to place undue reliance on the forward-looking statements made in this Press Release and should refer to the risk factors of publicly traded junior mineral exploration companies that are filed with the SEC on Edgar, which apply to the Company.

For further information please contact James Briscoe at (520) 731-8786